Exhibit 21

                             SUBSIDIARIES OF
                         SMITH CORONA CORPORATION

                           Jurisdiction           Name Doing
Name                       of Incorporation       Business Under
SCC LI Corporation       New York              Histacount Corporation

Smith Corona Overseas    Delaware              Smith Corona Overseas
  Holdings, Inc.                                  Holdings, Inc.

Smith Corona Private     Republic of           Smith Corona Private Ltd.
  Ltd.                    Singapore

SCM Office Supplies,     Delaware              SCM Office Supplies,
  Inc.                                            Inc.

SCM (United              Delaware              SCM (United  Kingdom) Limited
 Kingdom) Limited

Smith Corona             Ontario, Canada       Smith Corona
  (Canada) Limited                                (Canada) Limited

Smith Corona (France)    Paris, France         Smith Corona (France)
  S.A.R.L.                                        S.A.R.L.

Smith Corona GmbH        Dusseldorf, Germany   Smith Corona GmbH

Smith Corona Australia   New South Wales,      Smith Corona Australia
  PTY Limited                Australia            PTY Limited

Smith Corona (UK)        United Kingdom        Smith Corona (UK)
  Limited                                         Limited

Smith Corona S.A.        Waterloo, Belgium     Smith Corona S.A.

Smith Corona de Mexico   Tijuana, B.C., Mexico Smith Corona de Mexico
  S.A. de C.V.                                    S.A. de C.V.